UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 1, 2006

MRS. FIELDS FAMOUS BRANDS, LLC

(Exact name of registrant as specified in charter)

DELAWARE	333-115046	80-0096938
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2855 East Cottonwood Parkway, Suite 400

Salt Lake City, Utah 84121-1050

801-736-5600

(Address of Principal Executive Offices and Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

ITEM 1.01.            ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On March 1, 2006, Mrs. Fields Famous Brands, LLC (the “Company”), entered into an Industrial Net Lease Agreement with Natomas Meadows Two, LLC, for the lease of approximately 159,000 square feet of space in Salt Lake City, Utah (the “Lease”).   Each month during the 120-month initial term under the Lease, commencing on May 1, 2006, the Company is required to remit base rent of $69,872.00.  The Lease also provides for additional payments, including a $100,000 security deposit, common area maintenance charges, taxes, maintenance and utilities.   The landlord is paying a tenant improvement allowance of  $1,250,000.  The Company will be developing this newly leased space to consolidate and accommodate its gifting operations. This newly leased space will eventually replace more than 100,000 square feet of space that the Company currently leases at several locations in Salt Lake City, Utah. The Company may attempt to terminate certain leases and enter into subleases for some of the existing gifting premises.  As of the date of this filing, the Company anticipates that it will complete necessary improvements and commence operations at the new gifting facility during the third quarter of 2006.

ITEM 9.01.    FINANCIAL STATEMENTS AND EXHIBITS

(d)           Exhibits

10.1         Industrial Net Lease Agreement effective as of March 1, 2006, by and between Natomas Meadows Two, LLC and Mrs. Fields Famous Brands, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MRS. FIELDS FAMOUS BRANDS, LLC

/s/ MICHAEL WARD
Michael Ward
Executive Vice President and Executive Vice President

Date:  March 6, 2006

 INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
10.1	Industrial Net Lease Agreement effective as of March 1, 2006, by and between Natomas Meadows Two, LLC and Mrs. Fields Famous Brands, LLC